EXHIBIT 99.1

Amedica Corporation Reports Second Quarter

2014 Financial Results

Proprietary Silicon Nitride Ceramic Product Revenue Increases 51% Over Second

Quarter 2013

SALT LAKE CITY, August 7, 2014 — Amedica Corporation (Nasdaq:AMDA), a commercial biomaterial company focused on using its silicon nitride technology platform to develop, manufacture and sell a broad range of medical devices, today announced financial results for the second quarter and six months ended June 30, 2014.

“The first half of this year was marked by several significant milestones for Amedica,” said Eric Olson, CEO and President of Amedica. “The positive market acceptance of our second generation silicon nitride products, along with the successful refinance of our credit facility, and the strong improvement in our manufacturing volumes and efficiencies have enabled us to enhance our focus on offering new and transformative products in the spine and other medical device markets.”

Revenue for the Company’s proprietary silicon nitride ceramic products during the second quarter of 2014 increased by 51% as compared with the second quarter of 2013, to $2.7 million. The increase was primarily due to increased market adoption of the second generation Valeo spinal interbody devices and the Company’s focus on its core silicon nitride technology.

For the six months ended June 30, 2014, total product revenue increased by 3% over the six months ended June 30, 2013, to $11.6 million, from $11.3 million in the prior year. This was primarily attributable to a 46% increase in silicon nitride ceramic product revenue over the prior-year period. Silicon nitride ceramic product revenue grew $1.6 million during the first half of 2014 to $5.2 million.

Adjusted EBITDA for the second quarter of 2014 was ($2.7) million, compared to ($1.9) million for the second quarter of 2013. Primarily as a result of a non-cash stock compensation expense of approximately $7.4 million, overall net loss for the second quarter of 2014 was $13.2 million, compared to $3.1 million in the prior-year second quarter.

“Our recent refinance activities marked a significant milestone for Amedica,” added Jay Moyes, Chief Financial Officer of Amedica. “The repayment of the GE credit facility will eliminate required principal payments in 2014, and enables us to enhance our focus on offering new and transformative products in the spine and other medical device markets.”

Conference Call

The Company will hold an investor conference call to discuss the results today, August 7, 2014 at 10:00 AM Eastern Time. The Company invites all interested parties to join the call by dialing (855) 455-6055, any time after 9:50 a.m. Eastern Time on August 7th. The Conference ID number is 82853935. International callers should dial (484) 756-4308. A live audio webcast of the call will be available through a link on the Company’s web site, at http://investors.amedica.com/events.cfm. The call will be archived telephonically for one week and can be accessed by calling (855) 859-2056 in the U.S., or (404) 537-3406 from outside the U.S. The Conference ID for the audio replay is 82853935.

About Amedica Corporation

Amedica is a commercial biomaterial company focused on using its silicon nitride technology platform to develop, manufacture and sell a broad range of medical devices. Amedica markets spinal fusion products and is developing product candidates for use in total hip and knee joint replacements. Amedica operates an ISO 13485 certified manufacturing facility and its spine products are FDA cleared, CE marked, and currently marketed in the U.S. and select markets in Europe and South America.

The Company’s web site for news releases and other information is www.amedica.com.

Non-GAAP Financial Measures

This press release includes the following “non-GAAP financial measures” as defined by the Securities and Exchange Commission (SEC): adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, Amedica’s market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 31, 2014, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Amedica Corporation

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$11,550	$2,279
Restricted cash	—	392
Trade accounts receivable, net of allowance of $5 and $49, respectively	3,060	2,817
Prepaid expenses and other current assets	1,464	1,575
Deferred offering costs	—	2,763
Inventories, net	12,671	10,084

Total current assets	28,745	19,910

Property and equipment, net	3,949	3,531
Intangible assets, net	4,438	4,688
Goodwill	6,163	6,163
Other long-term assets	35	35

Total assets	$43,330	$34,327

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,584	$3,377
Accrued liabilities	2,366	3,711
Current portion of long-term debt	18,900	17,925

Total current liabilities	23,850	25,013

Deferred rent	547	575
Long-term debt	1,216	—
Other long-term liabilities	134	134
Derivative liabilities	2,721	210

Commitments and contingencies
Convertible preferred stock, $0.01 par value, 130,000,000 shares authorized; 0 and 80,910,394 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively; aggregate liquidation value of $0 and $149,692 at June 30, 2014 and December 31, 2013, respectively	—	161,456
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 250,000,000 shares authorized; 12,411,207 and 597,675 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	124	6
Additional paid-in capital / (capital deficiency)	172,613	(13,144)
Accumulated deficit	(157,875)	(139,923)

Total stockholders’ equity (deficit)	14,862	(153,061)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$43,330	$34,327

Amedica Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss - Unaudited

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Product revenue	$5,836	$6,053	$11,616	$11,306
Costs of revenue	1,603	1,329	3,252	3,275
Operating expenses:
Research and development	3,041	1,145	3,632	2,201
General and administrative	6,280	1,492	9,355	2,874
Sales and marketing	5,540	4,761	10,061	8,403

Total operating expenses	14,861	7,398	23,048	13,478

Loss from operations	(10,628)	(2,674)	(14,684)	(5,447)
Other income (expense):
Interest income	5	4	8	9
Interest expense	(554)	(445)	(1,084)	(892)
Loss on extinguishment of debt	(1,596)	—	(1,596)	—
Change in fair value of derivative liabilities	(448)	54	(562)	(265)
Other expense	(18)	(5)	(34)	(5)

Total other income (expense)	(2,611)	(392)	(3,268)	(1,153)

Net loss before income taxes	(13,239)	(3,066)	(17,952)	(6,600)
Provision for income taxes	—	—	—	—

Net Loss	(13,239)	(3,066)	(17,952)	(6,600)
Other comprehensive loss, net of tax:
Unrealized loss on marketable securities	—	—	—	(2)

Total comprehensive loss	$(13,239)	$(3,066)	$(17,952)	$(6,602)

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.07)	$(5.75)	$(1.95)	$(13.87)

Weighted average common shares outstanding:
Basic and diluted	12,419,110	532,915	9,211,077	475,860

Reconciliation of Non-GAAP Financial Measures:

To supplement our consolidated statements of operations and comprehensive net loss which are presented in accordance with GAAP, we use certain non-GAAP measures of components of financial performance. Although not a measure of financial performance under GAAP, adjusted EBITDA is provided for the use of investors in understanding our operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures, and may be materially different from similar measures used by other companies. We define “adjusted EBITDA” as our earnings before deductions for interest, taxes, depreciation, amortization, stock-based compensation, change in fair value of derivative liabilities and loss on extinguishment of debt. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider this measure in isolation or as a substitute for analysis of our results prepared in accordance with GAAP. Below is a reconciliation of Adjusted EBITDA to Net Loss for each of the periods presented (in thousands - unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Loss	$(13,239)	$(3,066)	$(17,952)	$(6,600)
Interest expense, net	549	441	1,076	883
Income tax expense	—	—	—	—
Depreciation	464	380	897	890
Amortization	125	125	250	250
Stock-based compensation	7,420	297	8,824	343
Change in fair value of derivative liabilities	448	(54)	562	265
Loss on extinguishment of debt	1,596	5	1,596	—

Adjusted EBITDA	$(2,637)	$(1,872)	$(4,747)	$(3,969)

Contact:

Mike Houston

Director of Investor Relations

801-839-3534

mhouston@amedica.com